UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report: November 25, 2008

(Date of earliest event reported)

OurPet’s Company

(Exact name of registrant as specified in its charter)

Colorado	000-31279	34-1480558
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1300 East Street, Fairport Harbor, OH 44077

(Address of principal executive offices including zip code)

440-354-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 25, 2008, OurPet’s Company (“OurPet’s” or the “Company”) entered into a Fee Agreement with Nottingham-Spirk Design Associates, Inc., an Ohio corporation (“NSDA”). Pursuant to the Fee Agreement, which became effective on December 1, 2008, certain provisions regarding payment of fees under an earlier Development Agreement between OurPet’s and NSDA dated January 15, 2007, were terminated and replaced by the Fee Agreement. Under the Fee Agreement, as payment in full of all accrued obligations owed by OurPet’s to NSDA regarding the development of certain SmartScoop® products (the “Products”), OurPet’s will pay to NSDA (a) a one-time payment on or before March 31, 2009 in the amount of $34,991.94, and (b) a running fee payment of one and one-half percent (1.5%) of net sales on Products. After February 1, 2009, NSDA will be compensated on a reduced hourly rate basis for any additional work performed for the Company, such as research, development or other services of any kind related to the finalization of marketable Products.

One of the principals of NSDA is a member of OurPet’s Board of Directors. The principals of NSDA are also significant equity owners in Pet Zone Products Ltd., a major stockholder in OurPet’s.

The foregoing descriptions of the Fee Agreement is not complete and is qualified in its entirety by reference to the full and complete terms of the Fee Agreement. A copy of the Fee Agreement is attached as Exhibit 10.42.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.42	Fee Agreement dated November 25, 2008 between OurPet’s Company and Nottingham-Spirk Design Associates, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2008	OurPet’s Company

	By:	/s/ Steven Tsengas
Steven Tsengas, President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.42	Fee Agreement dated November 25, 2008 between OurPet’s Company and Nottingham-Spirk Design Associates, Inc.